Exhibit 99.1

November 14, 2016

Liberty Media Corporation to Present at the Morgan Stanley European Technology, Media & Telecom Conference

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Media Corporation (Nasdaq: LSXMA, LSXMB, LSXMK, BATRA, BATRK, LMCA, LMCK) announced that Greg Maffei, President and CEO of Liberty Media Corporation, will be presenting at the Morgan Stanley European Technology, Media & Telecom Conference on Wednesday,  November 16th at 2:50 p.m. CET at the Hotel Arts in Barcelona, Spain.  During his presentation, Mr. Maffei may make observations regarding the company's financial performance and outlook and the proposed acquisition of Formula 1.

The presentation will be broadcast live via the Internet. All interested persons should visit the Liberty Media Corporation website at http://www.libertymedia.com/events to register for the webcast.  An archive of the webcast will also be available on this website for one year after appropriate filings have been made with the SEC.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses.  Those businesses are attributed to three tracking stock groups: the Liberty SiriusXM Group, the Liberty Braves Group and the Liberty Media Group.  The businesses and assets attributed to the Liberty SiriusXM Group (Nasdaq: LSXMA, LSXMB, LSXMK) include our interest in SiriusXM.  The businesses and assets attributed to the Liberty Braves Group (Nasdaq: BATRA, BATRK) include our subsidiary Braves Holdings, LLC.  The businesses and assets attributed to the Liberty Media Group (Nasdaq: LMCA, LMCK) consist of all of Liberty Media Corporation's businesses and assets other than those attributed to the Liberty SiriusXM Group and the Liberty Braves Group, including its interests in Live Nation Entertainment and Formula 1, and minority equity investments in Time Warner Inc. and Viacom.

Additional Information

Nothing in this press release shall constitute a solicitation to buy or an offer to sell shares of Liberty Media Corporation’s (“Liberty”) Series C Liberty Media common stock or any other series of its common stock.  Liberty stockholders and other investors are urged to read the proxy statement (a preliminary filing of which has been made with the SEC) because it will contain important information relating to the proposed acquisition of Formula 1.  Copies of Liberty’s SEC filings are available free of charge at the SEC’s website (http://www.sec.gov).  Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Investor Relations, (720) 875-5420.

Participants in the Solicitation

The directors and executive officers of Liberty and other persons may be deemed to be participants in the solicitation of proxies in respect of any proposals relating to the proposed acquisition of Formula 1.  Information regarding the directors and executive officers of Liberty is available in its definitive proxy statement, which was filed with the SEC on July 8, 2016, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials regarding the proposed acquisition of Formula 1 (a preliminary filing of which has been made with the SEC).  Free copies of these documents may be obtained as described in the preceding paragraph.

Liberty Media Corporation
Courtnee Chun, 720-875-5420

Source: Liberty Media Corporation